Exhibit 99.1

For Immediate Release

INTER PARFUMS, INC. REPORTS RECORD 2023 THIRD QUARTER RESULTS

Affirms FY2023 Net Sales Guidance; Increases FY2023 Net Earnings Guidance

NEW YORK – November 7, 2023: Inter Parfums, Inc. (NASDAQ GS: IPAR) (“Inter Parfums” or the “Company”) today reported its financial results for the three months and nine months ended September 30, 2023.

Third Quarter Financial Highlights
($ in millions, except per share data)	2023	2022	% Change
Net Sales	$368	$280	31%
Gross Profit	$235	$182	29%
Gross Margin (as a percentage of net sales)	63.9%	64.9%	(100 bps)
Operating Income	$87	$64	35%
Operating Margin	23.7%	23.0%	70 bps
Net Income (attributable to Inter Parfums, Inc.)	$53	$41	28%
Earnings Per Diluted Share	$1.66	$1.30	28%
At comparable foreign currency exchange rates, consolidated net sales for the three months and nine months ended September 30, 2023, increased 27% and 26%, respectively, compared to the same periods last year. Of note, the average dollar/euro exchange rate for the current third quarter was 1.09 compared to 1.01 in the third quarter of 2022, while for the first nine months of 2023, the average dollar/euro exchange rate was 1.08 compared to 1.06 in the same period in 2022, leading to a positive 4% and 1% foreign exchange impact for the quarter and first nine months, respectively.

Operational Commentary

“We continued to see favorable trends across the robust fragrance industry, high demand for our brands, and success in our launches, extensions, and distribution, all of which combined to produce record quarterly net sales and very strong earnings,” said Jean Madar, Chairman & Chief Executive Officer of Inter Parfums.

“North America continued to be our largest market, with sales increasing 29% in the third quarter compared to the prior year period, and Western Europe followed at 24% sales growth. Asia, our third largest market, performed well with net sales increasing 20% over that same period. We have been able to increase our sell-out in China, namely on Coach, Montblanc and Ferragamo, enabling us to manage down our stock-in-trade levels, which should provide a favorable tailwind in 2024.

“With regard to Roberto Cavalli and Lacoste, we expect to benefit from these recent license acquisitions beginning in 2024. Roberto Cavalli fragrance products are scheduled to start shipping in January 2024, with extensions planned for mid-summer next year. The Lacoste license will take effect in January 2024, and we are well prepared to launch our corresponding strategy and product innovation.”

Mr. Madar concluded, “As in prior years, we are making a major investment in advertising and promotion during the fourth quarter to ensure sell-out at the retail level, build brand awareness and drive continued growth. Once again, we target 21% of our annual net sales for advertising and promotion as we invest aggressively in the fourth quarter to drive sell-through. The first three quarters of 2023 have been incredibly successful, and we look forward to executing on our plans for the remainder of the year.”

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November 7, 2023

Financial Commentary

Michel Atwood, Chief Financial Officer of Inter Parfums, noted, “Net income attributable to Inter Parfums, Inc. increased 28% to $53 million, or $1.66 per diluted share, in the third quarter of 2023, compared to $41 million, or $1.30 per diluted share, in the prior year period.

“Overall, in the third quarter we were able to maintain our operating margins as our pricing actions have broadly compensated for inflationary impacts.

“SG&A as a percentage of sales was down 170 basis points to 40.2% as the significant increase in third quarter sales allowed us to better absorb fixed expenses as compared to the prior year period despite increased investments in Advertising and Promotion, and the structural investments we made to support our new licenses.”

2023 Guidance

With an update on 2023 guidance, Mr. Atwood continued, “The ongoing strength in the market, coupled with our year-to-date performance, gives us confidence in the balance of the year. We are affirming our FY2023 net sales guidance of $1.3 billion, or growth of 20% from FY2022, despite geopolitical tensions and the very high fourth quarter 2022 base.

“We are now increasing our earnings per diluted share guidance to $4.75 (previously guided to $4.55), or growth of 26% from $3.78 for FY 2022.”

Guidance for 2023 assumes that the dollar/euro average exchange rate remains at current levels; only modest sales from China are included, and newly acquired fragrance licenses, Roberto Cavalli and Lacoste, are not included.

Dividend

The Company’s regular quarterly cash dividend of $0.625 per share will be paid on December 31, 2023, to shareholders of record on December 15, 2023.

Share Buyback Program

In December 2022, our Board of Directors authorized a share repurchase program of up to 166,060 shares. Over the course of the first nine months of 2023, the Company repurchased 85,060 shares at a cost of $11.3 million. The Company plans to continue repurchasing shares during the balance of 2023.

Third Quarter 2023 Conference Call

Management will host a conference call to discuss financial results and business developments beginning at 11:00 am ET on Wednesday, November 8, 2023.

Interested parties may participate in the live call by dialing (877) 423-9820 (toll-free) or (201) 493-6749 (international).

Participants are asked to dial-in 10 minutes before the conference call is scheduled to begin.

A live audio webcast will also be available in the “Events” tab within the Investor Relations section of the Company’s website at www.interparfumsinc.com, or by clicking here. The conference call will be available for webcast replay for approximately 90 days following the live event.

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November 7, 2023

About Inter Parfums, Inc.

Operating in the global fragrance business since 1982, Inter Parfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance-related products under license agreements with brand owners. The Company manages its business in two operating segments, European based operations, through its 72% owned subsidiary, Interparfums SA, and United States based operations.

The portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan, DKNY, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, MCM, Moncler, Montblanc, Oscar de la Renta, Roberto Cavalli, Ungaro, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Inter Parfums, Inc. is also the registered owner of several trademarks including Lanvin and Rochas.

Forward-Looking Statements

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would,” or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2022 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact Information

Inter Parfums, Inc.	or	The Equity Group Inc.

Michel Atwood	Investor Relations Counsel

Chief Financial Officer	Karin Daly (212) 836-9623 / kdaly@equityny.com
(212) 983-2640	Linda Latman (212) 836-9609 / llatman@equityny.com

www.interparfumsinc.com	www.theequitygroup.com

See Accompanying Tables

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November 7, 2023

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

(Unaudited)

ASSETS
	September 30, 2023	December 31, 2022
Current assets:
Cash and cash equivalents	$79,764	$104,713
Short-term investments	103,745	150,833
Accounts receivable, net	288,085	197,584
Inventories	364,270	289,984
Receivables, other	13,645	28,803
Other current assets	26,847	15,650
Income taxes receivable	498	157
Total current assets	876,854	787,724

Property, equipment and leasehold improvements, net	163,002	166,722
Right-of-use assets, net	29,359	27,964
Trademarks, licenses and other intangible assets, net	286,697	290,853
Deferred tax assets	16,063	11,159
Other assets	22,422	24,120
Total assets	$1,394,397	$1,308,542

LIABILITIES AND EQUITY
Current liabilities:
Loans payable - banks	$4,501	$—
Current portion of long-term debt	41,768	28,547
Current portion of lease liabilities	5,687	5,296
Accounts payable – trade	87,161	88,388
Accrued expenses	200,065	213,621
Income taxes payable	23,913	8,715
Total current liabilities	363,095	344,567

Long–term debt, less current portion	128,983	151,494

Lease liabilities, less current portion	25,452	24,335

Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued	—	—
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 31,980,805 and 31,967,300 shares at September 30, 2023 and December 31, 2022, respectively	32	32
Additional paid-in capital	95,752	90,186
Retained earnings	703,091	620,095
Accumulated other comprehensive loss	(59,802)	(56,056)
Treasury stock, at cost, 9,949,865 and 9,864,805 shares at September 30, 2023 and December 31, 2022, respectively	(48,764)	(37,475)
Total Inter Parfums, Inc. shareholders’ equity	690,309	616,782
Noncontrolling interest	186,558	171,364
Total equity	876,867	788,146
Total liabilities and equity	$1,394,397	$1,308,542

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November 7, 2023

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Net sales	$367,969	$280,462	$988,936	$775,865

Cost of sales	132,962	98,562	362,568	281,525

Gross margin	235,007	181,900	626,368	494,340

Selling, general and administrative expenses	147,805	117,424	393,866	323,249

Income from operations	87,202	64,476	232,502	171,091

Other expenses (income):
Interest expense	2,397	682	7,030	2,589
(Gain) loss on foreign currency	(669)	273	(656)	(2,245)
Interest and investment income	(1,062)	(3,343)	(8,421)	(2,341)
Other (income) expense	(77)	346	(125)	(98)

	589	(2,042)	(2,172)	(2,095)

Income before income taxes	86,613	66,518	234,674	173,186

Income taxes	20,493	13,221	55,128	39,078

Net income	66,120	53,297	179,546	134,108

Less: Net income attributable to the noncontrolling interest	12,906	11,874	37,312	29,769

Net income attributable to Inter Parfums, Inc.	$53,214	$41,423	$142,234	$104,339

Earnings per share:

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$1.66	$1.30	$4.44	$3.28
Diluted	$1.66	$1.30	$4.42	$3.26

Weighted average number of shares outstanding:
Basic	31,976	31,860	32,000	31,848
Diluted	32,124	31,968	32,149	31,977

Dividends declared per share	$0.625	$0.50	$1.875	$1.50